  Exhibit 99.3

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE CASH/RSA BONUS PLAN FOR SENIOR MANAGEMENT
FOR 2023 (“OBJECTIVE BONUS PLAN”)

 Purpose: To incentivize and retain Executives eligible for this Objective Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date: The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 2, 2023.

Eligibility: The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"),  the Chief Operating Officer West ("COO West"), the Chief Operating Officer East ("COO East") and the Executive Vice President, General Counsel ("EVP")

Description. Conditions and Payment Date: Under this Objective Bonus Plan, Executives have an opportunity to receive either a "Cash Bonus" Award or to be granted a Restricted Stock Award ("RSA") having a value at the time of the Award of up to 75% of the annual base salary for 2023 (“Base”) for the CEO, COO West, COO East, CFO and EVP as Performance Awards under the 2003 Plan. The Compensation Committee of the Board of Directors of USPH (the "Compensation Committee") will, in its sole discretion, determine the amount and type of award to be made in the first quarter of 2024. No Executive will be entitled to any type of award or have a legally binding right to an award until the Compensation Committee, in its sole discretion, determines an award will be made, the amount and the type of award to be made. No Executive will be entitled to elect between the Cash Bonus and RSA. Before any Cash Bonus is made or an RSA is awarded under this Objective Bonus Plan, the Compensation Committee shall certify in writing that the performance goals have been obtained. Any Cash Bonus award made hereunder shall be paid in a lump-sum amount, and any RSA granted, in each case no later than March 14, 2024. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2023 to receive the Cash Bonus or an RSA.

Administration:  The Compensation Committee has authority to administer this Objective Bonus Plan, grant awards, determine whether any such awards shall be made as a Cash Bonus Award or as an RSA, and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:

2023 Adjusted EBITDA	Potential Bonus Value (percentage of base salary)
$74,597,377	15.0%
$75,345,215	17.0%
$75,721,317	19.0%
$76,100,551	21.0%
$76,481,054	23.0%
$76,863,458	25.0%
$77,247,776	28.0%
$77,634,015	31.0%
$78,022,166	34.0%
$78,412,296	38.0%
$78,804,357	42.0%
$79,198,378	46.0%
$79,594,370	50.0%
$79,992,343	54.0%
$80.372,304	58.0%
$80,794,265	62.0%
$81,198,236	66.0%
$81,604,227	70.0%
$82,012,249	75.0%

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, and other extraordinary or unusual items, and related portion for non-controlling interests.

No Trust or Fund: There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.

All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.